NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Senior Vice President and CFO	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors	Russell A. Johnson	(713) 513-9515

AT Pierpont Communications:	Media	Clint L. Woods	(713) 429-6419

FOR IMMEDIATE RELEASE
MONDAY, JAN. 8, 2007

GROUP 1 AUTOMOTIVE PROVIDES 2007 OUTLOOK

Management to Present at Citigroup Auto Analyst Conference

HOUSTON, Jan 8, 2007 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced its projected 2007 outlook and full-year earnings guidance of $4.00 to $4.25 per diluted share based on the assumptions provided in detail below.

For 2007, Group 1 plans to focus on three areas as it continues implementing steps to become a best-in-class automotive retailer. These areas are:

•	Focusing on revenue growth, with an emphasis on increasing same-store revenue growth by 1 to 2 percent. This assumes that a slightly negative industry environment will be offset by improved customer retention and continued growth in used vehicles and parts and service.

•	Completing the transition to an operating model with greater commonality of key operating processes and systems that support the extension of best practices and the leveraging of scale.

•	Continued cost reduction and operating efficiency efforts. Group 1 is targeting a 100 basis-point reduction in SG&A as a percent of gross profit, to 75 percent, through the leveraging of scale, which will include benefits from the centralization of purchasing.

“Last year was a year of tremendous achievement for Group 1,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “We made solid progress in our transformation to become an operating company. I am proud of the work the team has done, which is reflected in the year-over-year 34 percent increase in earnings per diluted share through the first nine months of 2006.

“Although we made good progress in 2006, we still have substantial room for further improvement,” said Hesterberg. “I am confident we have the team and plans in place to continue on our course of making Group 1 a best-in-class auto retailer.”

Group 1 provided 2007 full-year guidance of $4.00 to $4.25 per diluted share based on its outlook and the following assumptions:

• • • •	Industry seasonally adjusted annual sales rate (SAAR) of 16.3 million vehicles.
 Flat interest rates throughout 2007.
 Tax rate of 38 percent.
Estimated average diluted shares outstanding of 24.5 million.

•	With the exception of an acquisition that is projected to close in January, guidance excludes the impact of future acquisitions, and dispositions with related exit charges estimated at $5 million to $10 million.

Group 1 also announced that it anticipates acquiring $600 million in annual revenues in 2007. The January acquisition mentioned above is included in this target; the company will announce further information after it is completed. In addition, Group 1 will continue to evaluate its dealership portfolio and dispose of underperforming stores. The company anticipates incurring approximately $5 to $10 million in associated disposition charges primarily related to sale-leaseback exit costs.

Group 1 To Present at Investor Conference on Jan. 11
Group 1’s executive management will present at Citigroup’s Auto Analysts of New York Conference held in conjunction with the North American International Auto Show in Dearborn, Mich. The presentation will include an overview of Group 1, discuss strategy for the business and cover its 2007 outlook.

Group 1 is scheduled to present at the Ritz Carlton Hotel in Dearborn on Jan. 11, at 10:30 a.m. EST. A slide presentation and live audio webcast, with a replay available for 30 days, will be accessible through the Investor Relations section of Group 1’s website at www.group1auto.com.

About Group 1 Automotive, Inc.
Group 1 owns 101 automotive dealerships comprised of 143 franchises, 33 brands and 30 collision service centers in Alabama, California, Florida, Georgia, Louisiana, Massachusetts, Mississippi, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.” Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, and (h) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook.